Exhibit 99.1

**IMPORTANT NOTICE**

September 7, 2012

Dear Fellow Stockholder:

The September 18th Special Stockholder Meeting of Network Engines, Inc. is fast approaching—and your vote is extremely important.  To ensure that your shares are represented, please use the enclosed proxy card to vote today by telephone or by Internet.  If you have any questions about the last-minute voting of your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834.

At the Special Meeting, you are being asked to consider the proposed merger with UNICOM Systems, Inc.  If the merger is approved, you will be entitled to receive $1.45 in cash for each share of Network Engines stock that you own.

Our Board of Directors has determined that the merger is in the best interests of all Network Engines stockholders and recommends that you vote FOR the proposed transaction.

NATION’S TWO LEADING INDEPENDENT PROXY ADVISORY FIRMS RECOMMEND VOTING FOR THE PROPOSED MERGER

Last week, ISS and Glass Lewis & Co, the nation’s two leading independent voting advisory firms, issued analyses recommending that their clients—which include thousands of institutional investors, mutual funds and pension funds—vote FOR the proposed merger with UNICOM.

In its report dated August 30, 2012, ISS concluded:

“The merger consideration provides Network Engines shareholders with a significant premium (approximately 83% as of the day before the merger was announced), and is in line with the estimated values of the fairness opinion. Furthermore, market reaction to the merger has been positive, the company conducted a thorough auction process, and there do not appear to be any material conflicts of interest. Therefore, shareholder support for the proposed merger is warranted.”(1)

(1)  Permission to use the quotation from the ISS report was neither sought nor obtained.

The August 28th Glass Lewis report noted “…that the Company will begin to lose business from EMC that accounted for 31.9% of revenue in the quarter ended March 31, 2012 and it also received a letter from the NASDAQ that its shares closed below $1.00 for 30 consecutive business days and could eventually be delisted,”

and concluded:

“In light of these operating challenges, we believe the proposed transaction could represent a favorable exit opportunity for shareholders. In further considering the significant number of parties involved in the sale process and the relative lack of interest, we are inclined to believe the proposed consideration represents what is reasonably likely the most favorable offer available to shareholders at the present time. Taking these factors in the aggregate, along with the unanimous support of the board, we believe the proposed transaction is in the best interests of shareholders.”(2)

YOUR VOTE IS EXTREMELY IMPORTANT REGARDLESS

OF THE NUMBER OF SHARES YOU OWN

Whether or not you plan to attend the Special Meeting, we urge you to vote “FOR” the transaction today, by using the enclosed proxy card to vote by Internet or by telephone today.  Easy instructions may be found on the enclosed proxy card.  Failure to vote, or abstaining from voting has the same effect as a vote against the proposed merger.

Thank you for your attention to this matter.

Very truly yours,

Gregory A. Shortell
President and Chief Executive Officer

TIME IS SHORT—PLEASE VOTE TODAY!

Remember, if you have already voted, you can still change your vote to support the proposed merger—only your latest dated proxy counts.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.

(2)  Permission to use quotations from the Glass Lewis report was neither sought nor obtained.